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                                                                    EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of AT&T Comcast of our report dated March 16, 2001, except for Note 6 as to which the date is May 29, 2001, and Note 23 as to which the date is August 10, 2001, relating to the consolidated financial statements of AT&T Corp., which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated May 29, 2001 relating to the financial statement schedule, which appears in AT&T Corp.'s Current Report on Form 8-K, filed on September 24, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
February 8, 2002